Exhibit 10.23

Officer Benefits

Officers of United Continental Holdings, Inc. (“UCH”), United Air Lines, Inc., and Continental Airlines, Inc. receive certain miscellaneous benefits in addition to those set forth in their employment agreements. The following is a summary of such benefits, which have been approved by the Compensation Committee of UCH:

Life Insurance. All officers (other than Mr. Smisek) receive group variable universal life insurance in an amount equal to three times their base salary. Mr. Smisek retained a separate life insurance program under his employment agreement.

Physical Exams. The company has made arrangements with certain hospitals to provide company-paid annual comprehensive physical examinations for officers.

Health Club Fees. Officers are eligible for reimbursement of certain limited health club membership fees.

Financial Planning and Tax Services. Officers receive reimbursement for certain services provided by their choice of a certified financial planner, estate planner or tax attorney/certified tax accountant.

Relocation Assistance. The company adopted a new relocation program in connection with the merger to provide for a successful and smooth transition for officers who relocate in connection with the merger of United and Continental. The program includes the following primary elements: temporary living assistance; reimbursement of normal and customary closing costs associated with a home sale; movement of household goods; assistance with a new home purchase and closing costs; a miscellaneous allowance to cover househunting, travel and other expenses; and protection for a loss on sale of a home, if needed. In addition, officers are eligible for a tax-gross-up with respect to home sales and new home purchases resulting from such relocation.